EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement between

Calvert Social Investment Fund and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated March 1, 2021 between Calvert Social Investment Fund and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual investment advisory fee (the “Fee”) as shown below.

Calvert Balanced Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to and including $500 million	0.41%
	Over $500 million up to and including $1 billion	0.385%
	Over $1 billion	0.35%

Calvert Bond Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to and including $1 billion	0.30%
	Over $1 billion	0.29%

Calvert Conservative Allocation Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	None

Calvert Equity Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to and including $2 billion	0.50%
	Over $2 billion up to and including $3 billion	0.425%
	Over $3 billion	0.375%

Calvert Focused Value Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.50%

Calvert Growth Allocation Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	None

Calvert Moderate Allocation Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	None

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 28th day of April, 2022.

Calvert Social Investment Fund	Calvert Research and Management

/s/ Deidre E. Walsh	/s/ Michael P. Keane
Name: Deidre E. Walsh	Name: Michael P. Keane
Title: Vice President	Title: Vice President